SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement	[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

Martha Stewart Living Omnimedia, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 21, 2003

Dear Stockholder:

      You are cordially invited to attend the 2003 Annual Meeting of Stockholders of Martha Stewart Living Omnimedia, Inc., which will be held at The Equitable Auditorium located at 787 Seventh Avenue, New York, New York, on Tuesday, June 3, 2003, at 2:00 p.m., New York time.

      At this year’s stockholders meeting, you will be asked to re-elect six directors to our Board of Directors. Our Board of Directors unanimously recommends a vote for each of the nominated directors.

      It is important that your shares be represented and voted at the Annual Meeting regardless of the size of your holdings. Whether or not you plan to attend the Annual Meeting, you may vote your shares by using the enclosed proxy card, by telephone or via the internet, as described in the enclosed materials.

      Attendance at the Annual Meeting will be limited to stockholders of record as of the close of business on April 11, 2003, and to invited guests of the company. I look forward to greeting those of you who attend the meeting.

Sincerely,

MARTHA STEWART
Chairman and
Chief Executive Officer

      PLEASE NOTE THAT THIS WILL BE A BUSINESS MEETING. The meeting will be limited to stockholders as of the record date (or their authorized representatives) having evidence of their stock ownership as of the record date. If you plan to attend the meeting, please mark the appropriate box on your proxy card. If your stock is held in the name of a bank, broker or other holder of record and you plan to attend the meeting, please bring proof of your ownership as of the record date, such as a bank or brokerage account statement, which you will be required to show at the registration tables at the door. Registration will begin at 12:30 p.m. and seating will begin at 1:30 p.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other similar electronic devices will not be permitted at this meeting.

11 West 42nd Street	New York, New York 10036	212-827-8000

MARTHA STEWART LIVING OMNIMEDIA, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 3, 2003

To the Stockholders:

      The Annual Meeting of Stockholders of Martha Stewart Living Omnimedia, Inc., a Delaware corporation, will be held at The Equitable Auditorium located at 787 Seventh Avenue, New York, New York, on Tuesday, June 3, 2003, at 2:00 p.m., New York time, for the following purposes:

1. To re-elect six directors to our Board of Directors, each to hold office for a term of approximately one year ending on the date of our next succeeding annual meeting of stockholders or until such director’s respective successor shall have been duly elected and qualified; and

2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

      Only holders of record of our Class A Common Stock and Class B Common Stock as of the close of business on April 11, 2003, are entitled to notice of, and to vote at, the Annual Meeting. You may examine a list of such stockholders for any purpose germane to the meeting during the 10-day period preceding the meeting at our offices located at 11 West 42nd Street, New York, New York 10036 during ordinary business hours.

By order of the Board of Directors,

GREGORY R. BLATT
Secretary

New York, New York

April 21, 2003

      YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE POSTAGE-PAID ENVELOPE PROVIDED. IN THE ALTERNATIVE, STOCKHOLDERS MAY VOTE VIA THE INTERNET OR TELEPHONE AS DESCRIBED IN THE ENCLOSED MATERIALS.

MARTHA STEWART LIVING OMNIMEDIA, INC.

11 West 42nd Street
New York, New York 10036

PROXY STATEMENT

      In this Proxy Statement, the terms we, us, our, and MSO refer to Martha Stewart Living Omnimedia, Inc., a Delaware corporation, and, unless the context requires otherwise, to Martha Stewart Living Omnimedia LLC (“MSLO LLC”), the legal entity that prior to October 22, 1999, operated many of the businesses we now operate, and their respective subsidiaries.

      This Proxy Statement (first mailed on or about April 21, 2003) is being furnished to holders of our Class A Common Stock and Class B Common Stock in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at our Annual Meeting of Stockholders (the “Annual Meeting”) to be held for the purposes described in this Proxy Statement. Each copy of this Proxy Statement mailed to holders of our Class A Common Stock and Class B Common Stock is accompanied by a form of proxy for use at the Annual Meeting.

      At the Annual Meeting, our stockholders will be asked:

1. To re-elect six directors to our Board, each to hold office for a term of approximately one year ending on the date of our next succeeding annual meeting of stockholders or until such director’s respective successor shall have been duly elected and qualified; and

2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Date, Time And Place Of Meeting

      The Annual Meeting will be held on Tuesday, June 3, 2003, at 2:00 p.m. New York time, at The Equitable Auditorium located at 787 Seventh Avenue, New York, New York.

Record Date; Shares Outstanding And Entitled To Vote

      Only holders of record of our Class A Common Stock and Class B Common Stock at the close of business on April 11, 2003 (the “Record Date”) are entitled to notice of, and will be entitled to vote at, the Annual Meeting. Each share of our Class A Common Stock entitles its holder to one vote and each share of our Class B Common Stock entitles its holder to ten votes. Holders of our Class A Common Stock and Class B Common Stock will vote together as a single class on all matters to be voted upon at the Annual Meeting. As of March 31, 2003, there were 19,362,285 shares of Class A Common Stock, and 30,058,975 shares of Class B Common Stock, outstanding. All of our outstanding shares of Class B Common Stock are beneficially owned by Martha Stewart, our Chairman and Chief Executive Officer.

Voting And Revocation Of Proxies

      The proxy card accompanying this Proxy Statement is solicited on behalf of our Board for use at the Annual Meeting. You are requested to complete, date and sign the accompanying proxy card and promptly return it in the accompanying envelope or otherwise mail it to us pursuant to the directions on the card. In the alternative, shareholders may vote via the internet or telephone as indicated on the enclosed materials. All proxies that are properly executed and returned to us and that are not subsequently revoked will be voted at the Annual Meeting in accordance with the instructions indicated thereon. If no instructions are indicated, such proxies will be voted FOR the proposal described in this Proxy Statement.

      Our Board does not presently intend to bring any business before the Annual Meeting other than the election of directors referred to in this Proxy Statement and specified in the Notice of the Annual Meeting. So far as is known to our Board, no other matters are to be brought before the stockholders at the Annual Meeting. If any other business properly comes before the stockholders at the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted on such matters in accordance with the judgment of the persons voting such proxies.

      A stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by:

•	delivering to Mellon Investor Services LLC a written notice, bearing a date later than that indicated on the proxy, stating that the proxy is revoked;

•	signing and delivering a subsequently dated proxy relating to the same shares prior to the vote at the Annual Meeting; or

•	attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

      You should send any written notice or new proxy card to Martha Stewart Living Omnimedia, Inc. c/o Mellon Investor Services LLC, Overpeck Centre, 85 Challenger Road, Ridgefield, New Jersey 07660. You may request a new proxy card by calling Mellon Investor Services LLC at 1-800-851-9677.

Quorum and Voting Requirements

      The required quorum for the transaction of business at our Annual Meeting is a majority of the collective voting power represented by our Class A Common Stock and Class B Common Stock issued and outstanding on the Record Date (the “Total Voting Power”), which shares must be present in person or represented by proxy at the Annual Meeting.

      The election of directors requires that a plurality of the votes represented, in person or by proxy, at the Annual Meeting be voted in favor of the proposal, assuming that a quorum is present. Accordingly, the six directorships to be filled at the Annual Meeting will be filled by the six nominees receiving the highest number of votes. In the election of directors, votes may be cast in favor of, or withheld with respect to, any or all nominees; votes that are withheld, although counted for purposes of determining whether there is a quorum at the Annual Meeting, will have no effect on the outcome of the vote.

      Since Martha Stewart, our Chairman and Chief Executive Officer, beneficially owns shares representing a majority of the Total Voting Power and is expected to vote her shares in favor of our Board’s nominees, we expect such nominees to be approved, regardless of the vote of any of our other stockholders.

Solicitation Of Proxies And Expenses

      We will bear the costs of the preparation of proxy materials and the solicitation of proxies from our stockholders. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies from stockholders by telephone, telegram, letter, facsimile, in person or by other means of communication. Directors, officers and employees will receive no additional compensation for such solicitation. Following the original mailing of the proxies and other soliciting materials, we will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and to request authority for the exercise of proxies. In such cases, we will, upon the request of the record holders, reimburse such holders for costs incurred by them in mailing proxy materials to beneficial owners in accordance with applicable rules. We will not employ the services of an independent proxy solicitor in connection with our Annual Meeting.

ELECTION OF DIRECTORS

Information Concerning Nominees

      At the Annual Meeting, a Board of six directors will be elected, to hold office until our next Annual Meeting or until their successors are elected and qualified. Although our management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies that are not revoked will be voted for a substitute designated by the Board. All of the Board’s nominees are incumbent directors.

      Background information about the Board’s nominees for election is set forth below.

      Martha Stewart, age 61, is the founder of our company and the author of numerous books on the domestic arts, including Entertaining and Martha Stewart’s Gardening. Ms. Stewart has served as our Chairman of the Board and Chief Executive Officer since our creation in 1996. Ms. Stewart is the creator of Martha Stewart Living magazine and was its Editor-in-Chief and Editorial Director from 1990 until 1997. Ms. Stewart is a member of the board of directors of Revlon, Inc.

      Arthur C. Martinez, age 63, has served as one of our directors since January 2001. Until December 2000, Mr. Martinez served as Chairman of the board of directors of Sears Roebuck and Co., and was its Chief Executive Officer from August 1995 until October 2000. Mr. Martinez joined Sears, Roebuck and Co. in September 1992 as the Chairman and Chief Executive Officer of Sears Merchandise Group, Sears’s former retail arm. From 1990 to 1992, he was Vice Chairman of Saks Fifth Avenue and was a member of Saks Fifth Avenue’s board of directors. Mr. Martinez is currently a member of the board of directors of PepsiCo, Inc., Liz Claiborne, Inc., International Flavors & Fragrances, Inc. and ABN AMRO Bank.

      Darla D. Moore, age 48, has served as one of our directors since September 2001. Ms. Moore is the Executive Vice President of Rainwater, Inc., a private investment firm. Prior to joining Rainwater, Inc. in 1994, she was a Managing Director of Chase Bank (today JP Morgan). She is chairwoman and founder of The Palmetto Institute, a private policy research group based in South Carolina. She also serves on the board of directors of MPS Group, Inc., the JP Morgan National Advisory Board, and the Harry Ransom Humanities Research Center. In addition, Ms. Moore is vice chairman of the New York University School of Medicine Foundation Board and a member of the NYU Hospitals Board.

      Sharon L. Patrick, age 60, has served as our President and Chief Operating Officer and as one of our directors since 1997. From 1993 until 1997, Ms. Patrick served as President of The Sharon Patrick Company, a strategic consulting company, and Sharon Patrick and Associates, a new media venture firm, during which time she served as a consultant to Martha Stewart Living. From 1990 until 1993, Ms. Patrick was President and Chief Operating Officer of Rainbow Programming Holdings, the programming company of Cablevision Systems Development. Prior to that, Ms. Patrick was a Principal at McKinsey and Company and the Partner in charge of the Media and Entertainment practice.

      Naomi O. Seligman, age 64, has served as one of our directors since September 1999. Ms. Seligman was a co-founder of Ostriker von Simson, Inc., an e-commerce consultancy, where she has served as a senior partner since 1999, and was a co-founder of the Research Board, Inc., an information technology research group, where she served as a senior partner from 1975 until 1999. Ms. Seligman currently serves as a director of Akamai Technologies, Inc., The Dun & Bradstreet Corporation and Sun Microsystems, Inc.

      Jeffrey W. Ubben, age 41, has served as one of our directors since January 2002. Mr. Ubben is a founder and Managing Partner of VA Partners, L.L.C., an investment partnership. From 1995 to 2000, Mr. Ubben was a Managing Partner of Blum Capital. Prior to that, he was a portfolio manager for Fidelity Investments from 1987 to 1995. Mr. Ubben is also a director of Insurance Auto Auctions, Inc.

      OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF ITS NOMINEES FOR DIRECTOR NAMED ABOVE.

MEETINGS AND COMMITTEES OF THE BOARD

      Our Board met 22 times in person and telephonically during 2002 and considered matters in connection with actions taken by unanimous written consent on one additional occasion. All directors attended at least 75% of the meetings of the Board and the Board committees on which they served, not including any meetings from which directors recused themselves.

      Our Board currently has an Audit Committee and a Compensation and Corporate Governance Committee. It does not currently have a standalone nominating committee, but the Compensation and Corporate Governance Committee recently assumed the functions of a Nominating Committee.

Audit Committee

      Our Audit Committee currently consists of Mr. Martinez, who serves as its chairman, Ms. Moore and Ms. Seligman. The primary purpose of the Audit Committee is to assist the Board in monitoring the integrity of our financial statements, our independent auditor’s qualifications and independence, the performance of our independent auditors, and our compliance with legal and regulatory requirements. In fulfilling this purpose, the Audit Committee has assumed a number of responsibilities and undertaken to perform a number of duties, each of which is detailed in the Audit Committee’s charter, which is attached to this proxy statement as Annex A. Among other actions described in the charter, the Audit Committee is authorized to:

•	exercise sole authority to appoint or replace our independent auditor and oversee the compensation and work thereof (including resolution of any disagreements between our management and the independent auditor regarding financial reporting);

•	pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed by our independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act which are approved by the Audit Committee prior to the completion of the audit;

•	review and discuss with management and our independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in our annual report on Form 10-K;

•	review and discuss with management and our independent auditor our quarterly financial statements prior to the filing of our Form 10-Q, including the results of our independent auditor’s review of the quarterly financial statements and disclosures made in management’s discussion and analysis;

•	discuss with management and our independent auditor any significant financial reporting issues and judgments made in connection with the preparation of our financial statements, including any significant changes in our selection or application of accounting principles, any major issues as to the adequacy of our internal controls and any special steps adopted in light of any material control deficiencies;

•	discuss, at least generally, with management our earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies;

•	discuss with management and our independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on our financial statements;

•	discuss with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies; and

•	prepare the report required by the Securities and Exchange Commission to be included in this Proxy Statement under the caption, “REPORT OF THE AUDIT COMMITTEE.”

      The Audit Committee met five times during 2002 and considered matters in connection with actions taken by unanimous written consent on two additional occasions. The Board, in its business judgment, has determined that all members of the Audit Committee are “independent”, as required by applicable listing standards of the New York Stock Exchange.

Compensation and Corporate Governance Committee

      Our Compensation and Corporate Governance Committee (the “Compensation Committee”) currently consists of Mr. Ubben, who serves as its chairman, and Mr. Martinez. The primary purposes of the Compensation Committee are to assist the Board in fulfilling its oversight responsibilities in the areas of compensation and management development, to identify individuals qualified to become members of the Board, to recommend individuals to the Board to serve as directors, and to develop and recommend to the Board a set of corporate governance principles applicable to MSO. In fulfilling these purposes, the Compensation Committee has assumed a number of responsibilities and undertaken to perform a number of duties, each of which is detailed in the Compensation Committee’s charter, which is attached to this proxy statement as Annex B. Among other actions described in the charter, the Compensation Committee is authorized to:

•	periodically review our compensation policies and programs to endeavor to ensure they best facilitate our objective of maximizing shareholder value;

•	approve increases and decreases in base salaries and bonus targets for the Chief Executive Officer, the President and Chief Operating Officer and our other executive officers;

•	approve the material terms of employment, severance and change-of-control agreements for our executive officers;

•	approve bonus pools for executive and non-executive level employees under our bonus programs and bonus awards for our executive officers;

•	approve the adoption of new compensation and equity plans, and approve amendments and modifications to our compensation and equity incentive plans, subject in each case to any required stockholder approvals;

•	periodically review our executive level organizational structure, hiring practices, and succession planning;

•	seek qualified individuals to become Board members;

•	recommend individuals to the Board to serve as the Board’s director nominees at annual stockholders meetings;

•	develop and recommend corporate governance principles applicable to MSO; and

•	prepare the report required by the Securities and Exchange Commission to be included in this Proxy Statement under the caption, “COMPENSATION AND CORPORATE GOVERNANCE COMMITTEE REPORT ON EXECUTIVE COMPENSATION.”

      The Compensation Committee will consider as potential nominees for our Board persons recommended by stockholders. Recommendations should be submitted to the Compensation Committee at our principal address in care of the Corporate Secretary. Each recommendation should include a personal biography of the proposed nominee, a description of the background or experience that qualifies such person for consideration, and a statement that such person has agreed to serve if nominated and elected. Stockholders who themselves wish to nominate a person for election to the Board, as contrasted with recommending a potential nominee to the Board for its consideration, are required to comply with the requirements detailed under “Proposals of Stockholders.”

      The Compensation Committee met three times during 2002 and considered matters in connection with actions taken by unanimous written consent on four additional occasions.

COMPENSATION OF OUTSIDE DIRECTORS

      We pay our non-employee directors an annual retainer of $20,000 for serving on our Board, payable quarterly in equal installments. These directors each also receive a meeting fee of $1,000 for each in-person meeting of our Board that they attend and a fee of $500 for each committee or telephonic Board meeting in which they participate. The chairman of a Board committee receives an additional annual retainer of $5,000. Twenty-five percent of a director’s fees are paid in shares of our Class A Common Stock, and the remaining 75% of such fees may be paid either in such shares or in cash, at the election of the director, under our Non-Employee Director Stock and Option Compensation Plan described below. All directors receive reimbursement of expenses incurred in connection with participation in our Board and Board committee meetings. Directors who also are our employees do not receive additional compensation for their services as a director.

The Non-Employee Director Stock And Option Compensation Plan

      The purpose of this plan is to align the interests of our non-employee directors and our stockholders and to attract and retain highly qualified individuals to serve as directors. The plan authorizes issuance of 300,000 shares of our Class A Common Stock.

     Common Stock

      Each non-employee director receives 25% of his or her annual retainer and meeting fees in shares of Class A Common Stock. In addition, non-employee directors may make an annual election to receive shares of Class A Common Stock in lieu of all, or a portion, of such director’s remaining fees, in 25% increments. The number of shares of Class A Common Stock granted to a director is equal to the fees payable in equity to the director, divided by the fair market value of a share on the last business day of the period for which payment is being made. We round the number of shares granted to the director down to the nearest whole share and pay cash for the value of any fractional share. Each director may defer the receipt of his or her cash payments into an interest-bearing cash account, and/or his or her elected or mandatory shares of Class A Common Stock into a share account which will be credited with additional share units having a value equal to the dividends that would be paid as if the share units credited to the share account were outstanding shares. When the director leaves our Board or, if earlier, upon a change of control, the amount of cash in his or her cash account, plus a number of shares of Class A Common Stock equal to the number of share units in his or her share account, will be delivered to the director, with cash being paid in lieu of any fractional shares.

     Options

      Each new non-employee director is granted options to purchase 5,000 shares of Class A Common Stock upon being elected or appointed to our Board. Additionally, after each annual meeting of stockholders, a continuing director is granted options to purchase 2,000 shares of Class A Common Stock. The exercise price for all options is 100% of the fair market value of a share of Class A Common Stock on the date of grant.

      Each option vests and becomes exercisable on the first anniversary of the date of grant, if the director remains a member of our Board at that time. Each vested option will terminate one year after the director’s service on our Board ceases for any reason, other than for cause. If a director is removed for cause, all vested and unvested options will be forfeited. However, the options will expire no later than the tenth anniversary of the date of grant. Any unvested options will terminate and be canceled as of the date a director’s service on our Board ceases for any reason. All options become fully vested and exercisable upon a change in control.

      The foregoing plan summary is subject in all respects to the plan itself, a copy of which is on file with the SEC as an exhibit to our Annual Report on Form 10-K.

INFORMATION CONCERNING EXECUTIVE OFFICERS

      Background information about our executive officers who are not nominees for election as director is set forth below.

      Gael Towey, age 51, has served as our Senior Executive Vice President and Creative Director since January 2001, and prior to that time as our Executive Vice President, Art and Style and Creative Director since February 1997. Prior to that, Ms. Towey worked for Martha Stewart Living as the Design Director from 1996 to 1997, and as Art Director from 1990 to 1996. Ms. Towey also has an additional 15 years of experience in the publishing industry, including with House & Garden magazine, Clarkson N. Potter and Viking Press, Inc.

      Gregory R. Blatt, age 34, has served as our Executive Vice President, Business Affairs and General Counsel since January 2001. Previously, he served as our Executive Vice President and General Counsel from September 1999 until January 2001, and as our Senior Vice President, General Counsel between May and September 1999. Prior to that, Mr. Blatt was an associate with Grubman Indursky & Schindler, P.C., the New York entertainment and media law firm, from 1997 to May 1999, and prior to that was an associate at Wachtell, Lipton, Rosen & Katz, the New York law firm. Mr. Blatt has served as our corporate secretary since 1999.

      Dora Braschi Cardinale, age 46, has served as our Executive Vice President, Print Production since May 1999 and prior to that as our Senior Vice President, Print Production from 1997 until 1999. Previously, Ms. Cardinale served as Production Director of Martha Stewart Living from 1992 until 1997. Ms. Cardinale has an additional 15 years of experience in the publishing industry, including positions with Art & Antiques, Geo, Viva and Omni magazines.

      Heidi Diamond, age 44, has served as our Executive Vice President, President, Television since August 2002. Previously, she served as Executive Vice President of AMC Networks and Rainbow Media since September 2001. Prior to that, she served as The Food Network’s Senior Vice President, Strategic Network Planning/ Development from January 2001 until June 2001 and as its Senior Vice President Marketing, Creative and Business Development from May 1998 until December 2000. Before joining The Food Network, Ms. Diamond held executive positions in marketing at several other leading cable companies including Primedia/ Channel One and Nickelodeon.

      James Follo, age 43, has served as our Executive Vice President, Chief Financial Officer since March 2001. Prior to that, he served as our Senior Vice President, Finance and Controller from March 1999 to March 2001 and, previously, as our Vice President, Finance and Controller from July 1998. Prior to that, Mr. Follo held various financial positions at General Media International, Inc., a magazine publisher, from 1994 to July 1998, most recently as Vice President, Chief Financial Officer and Treasurer.

      Margaret Roach, age 48, has served as our Executive Vice President, Editor-in-Chief since February 2002. From March 2001 until February 2002, Ms. Roach was Executive Vice President, Internet/ Direct Commerce. Prior to that, she was Senior Vice President, Internet Production and Operations from October 2000 to March 2001. From January 1, 2000 to October 2000, she was our Senior Vice President, Garden Editor. From 1998 until 1999, she served as our Vice President, Gardening. From 1995 to 1998, Ms. Roach was Garden Editor of Martha Stewart Living, and a contributing editor for Martha Stewart Living from 1993 to 1994. Ms. Roach was Fashion and Garden Editor of New York Newsday from 1985 to 1995, and also has an additional 10 years of experience in the publishing business, including with The New York Times. Ms. Roach won the 1998 Best Written Book Of The Year award from the Garden Writers of America for A Way to Garden.

      Suzanne Sobel, age 46, has served as our Executive Vice President, Advertising Sales since January 1999 and as our Senior Vice President, Advertising Sales & Marketing during 1998. Additionally, Ms. Sobel has served as Publisher of Martha Stewart Living since 1997 and as its Associate Publisher from 1996 to 1997. Prior to that, Ms. Sobel served as our Advertising Director from 1995 to 1996, as New York Advertising Sales Manager from 1993 to 1995 and as Advertising Sales Manager from 1991 to 1993. Ms. Sobel has an additional

14 years of industry experience with Town & Country magazine, Bob Bernbach & Associates and Ogilvy & Mather.

      Lauren Stanich, age 41, has served as our Executive Vice President, President, Publishing since October 2000, and prior to that as our Executive Vice President, Consumer Marketing from January 1999 until October 2000, and as our Senior Vice President, Consumer Marketing from 1997 until 1999. Ms. Stanich worked as our Consumer Marketing Director and Book Publisher from 1995 to 1997, and as Consumer Marketing Director for Martha Stewart Living from 1991 to 1995. Ms. Stanich has an additional seven years of experience in marketing and publishing with Time, Inc.

EXECUTIVE COMPENSATION

General

      The following table sets forth certain information pertaining to compensation of our Chief Executive Officer and our four other most highly compensated executive officers for 2002 (the “Named Executives”). The following table presents information concerning total compensation earned by the Named Executives for services rendered to us during 2000, 2001 and 2002.

	Annual Compensation			Long Term Compensation

						Securities
				Restricted		Underlying	All Other
		Salary	Bonus	Stock		Option	Compensation
	Fiscal Year	($)	($)	Awards($)(1)		Awards(#)(2)	($)

Martha Stewart	2002	$900,000	$680,600	—		150,000	$616,707	(3)
Chairman and Chief	2001	900,000	1,156,666	—		—	647,737	(3)
Executive Officer	2000	900,000	1,770,000	—		150,000	2,322	(4)
Sharon Patrick	2002	$844,369	$680,600	$334,500	(5)	100,000	$3,516	(4)
President and Chief	2001	700,000	280,000	—		130,000	2,322	(4)
Operating Officer	2000	580,288	696,400	—		152,000	2,322	(4)
Suzanne Sobel	2002	$400,910	$425,119	$100,350	(6)	25,000	$6,310	(7)
Executive Vice President,	2001	310,411	108,850	—		38,000	5,910	(7)
Advertising Sales	2000	269,219	289,700	—		38,000	5,910	(7)
James Follo	2002	$406,402	$369,000	$100,350	(6)	25,000	$6,040	(8)
Executive Vice President,	2001	301,731	97,500	—		118,000	5,618	(8)
Chief Financial Officer	2000	215,000	96,800	—		16,000	5,556	(8)
Gael Towey	2002	$409,066	$315,700	$100,350	(6)	25,000	$6,725	(9)
Executive Vice President,	2001	387,498	135,800	—		38,000	5,946	(9)
Creative Director	2000	375,000	337,500	—		38,000	49,181	(9)

(1)	Valued based on the closing price of our Class A Common Stock on the date of grant of $6.69 per share.

(2)	All options reflected in this table were granted pursuant to the Martha Stewart Living Omnimedia, Inc. 1999 Stock Incentive Plan (the “1999 Stock Incentive Plan”).

(3)	Represents an amount paid by us on Ms. Stewart’s behalf pursuant to a group term life policy, as well as a reportable benefit to Ms. Stewart relating to premiums paid by us pursuant to a split-dollar life insurance arrangement between Ms. Stewart, a partnership controlled by her and MSO. As required by the Securities and Exchange Commission, the reported split-dollar benefit reflects the economic benefit Ms. Stewart would have received if we had loaned her the amount of the insurance premium paid by us on an interest-free basis through the date we expect the premium to be repaid to us or, if earlier, the date on which interest would begin to accrue for our benefit on such amount. Due to an amendment in 2003 to the split-dollar arrangement, no further premium payments will be made by us unless recent legislation is clarified to permit such payments. See “CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS — Transactions with Martha Stewart — Split Dollar Life Insurance.” The group term life payments were $3,516 in 2002 and $3,564 in 2001, while the reportable split dollar benefit was $613,191 in 2002 and $644,173 in 2001.

(4)	Represents the value of group life insurance premiums paid by us on behalf of the executive.

(5)	Ms. Patrick held 50,000 shares of restricted stock as of December 31, 2002, valued at $493,500 based on our closing stock price of $9.87 on that date. All of these shares were granted in 2002 and all restrictions lapse on August 9, 2004.

(6)	Represents 15,000 shares of restricted stock which, as of December 31, 2002, were valued at $148,050 based on our closing stock price of $9.87 on that date. All of these shares were granted in 2002 and all restrictions lapse on August 9, 2004.

(7)	Consists of matching contributions made by us to Ms. Sobel’s 401(k) account of $5,500, $5,100 and $5,100 in 2002, 2001 and 2000, respectively, and $810 of the taxable value of group life insurance premiums paid on behalf of Ms. Sobel in 2002, 2001 and 2000.

(8)	Consists of matching contributions made by us to Mr. Follo’s 401(k) account of $5,500, $5,100 and $5,100 in 2002, 2001 and 2000, respectively, and $540, $518 and $456 of the taxable value of group life insurance premiums paid on behalf of Mr. Follo in 2002, 2001 and 2000, respectively.

(9)	Consists of matching contributions made by us to Ms. Towey’s 401(k) account of $5,500, $5,100 and $5,100 in 2002, 2001 and 2000, respectively, $1,225, $846 and $960 of the taxable value of group life insurance premiums paid on behalf of Ms. Towey in 2002, 2001 and 2000, respectively and $43,121 payable under Time Inc.’s Phantom Equity Plan in 2000, for which Time, Inc. reimbursed us.

Option Grants

      The following table presents information with respect to options to purchase our Class A Common Stock granted to our Named Executives during the year ended December 31, 2002.

Options Granted in 2002

	Individual Grants
						Potential Realizable Value
	Number of		Percent of			at Assumed Annual Rates of
	Securities		Total Options			Stock Price Appreciation
	Underlying		Granted to			for Option Term($)(1)
	Options		Employees in	Exercise or
Name	Granted(#)		Fiscal Year	Base Price	Expiration Date	5%	10%

Martha Stewart	150,000	(2)	9.6%	$15.90	February 15, 2012	$1,499,914	$3,801,076
Sharon Patrick	100,000	(2)	6.4%	$6.78	August 9, 2012	426,391	1,080,557
Gael Towey	25,000	(2)	1.6%	$6.78	August 9, 2012	106,598	270,139
Suzanne Sobel	25,000	(2)	1.6%	$6.78	August 9, 2012	106,598	270,139
James Follo	25,000	(2)	1.6%	$6.78	August 9, 2012	106,598	270,139

(1)	Potential realizable value is reported net of the option exercise price, but before taxes associated with exercise. These amounts represent assumed rates of appreciation from the exercise price without regard to current stock value. Actual gains, if any, on stock option exercises are dependent on the future performance of our Class A Common Stock, as well as on the option holder’s continued employment through applicable vesting periods. The amounts reflected in this table may not necessarily be achieved.

(2)	Options granted pursuant to the 1999 Stock Incentive Plan. Grants made in 2002 are not necessarily indicative of the levels of future grants under the plan.

Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values

      The table below presents information concerning the exercise of stock options by the Named Executives during the year ended December 31, 2002 and the fiscal year-end value of all their unexercised options.

Aggregated Option Exercises in 2002 and Option Values as of December 31, 2002

			Number of Securities				Value of Unexercised
			Underlying Unexercised				In-the-Money Options
	Shares		Options at 12/31/02(#)				at 12/31/02($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable		Unexercisable		Exercisable	Unexercisable

Martha Stewart	—	—	75,000	(2)	225,000	(2)	—	—
Sharon Patrick	—	—	488,340	(3)	364,006	(2)	1,004,163	309,000
Gael Towey	110,000	$2,003,923	513,281	(4)	155,834	(2)	2,176,429	77,250
Suzanne Sobel	1,500	27,691	200,091	(5)	117,139	(2)	349,266	77,250
James Follo	—	—	137,500	(2)	161,500	(2)	—	77,250

(1)	Calculated using the closing price of a share of our Class A Common Stock on December 31, 2002, $9.87.

(2)	Consists of options to acquire shares of Class A Common Stock granted under the 1999 Stock Incentive Plan.

(3)	Consists of options to acquire 108,324 shares of Class A Common Stock granted under the Martha Stewart Living Omnimedia LLC Nonqualified Class A LLC Unit/ Stock Option Plan (the “1997 Plan”), and options to acquire 380,016 shares granted under the 1999 Stock Incentive Plan.

(4)	Consists of options to acquire 234,782 shares of Class A Common Stock granted under the 1997 Plan, and options to acquire 278,499 shares granted under the 1999 Stock Incentive Plan.

(5)	Consists of options to acquire 37,677 shares of Class A Common Stock granted under the 1997 Plan, and options to acquire 162,414 shares granted under the 1999 Stock Incentive Plan.

EMPLOYMENT AND SEVERANCE ARRANGEMENTS

Employment Agreement With Martha Stewart

      Prior to completion of our initial public offering, we entered into an employment agreement with Ms. Stewart. The employment agreement replaced an existing agreement between us and Ms. Stewart. The employment agreement provides for Ms. Stewart’s employment as our Chairman of the Board and Chief Executive Officer through October 22, 2004. Under the employment agreement, Ms. Stewart receives an annual base salary of $900,000 and annual bonus payments based upon our performance, with a guaranteed annual bonus of $300,000. Our Compensation Committee determines the relevant performance goals, which include targets based on our profitability as well as other performance measures, and the amount of the bonus payment.

      During the employment period, Ms. Stewart receives employee benefits no less favorable than those provided to our other executive officers and receives perquisites and fringe benefits consistent with past practice.

      The employment agreement provides that if Ms. Stewart resigns with Good Reason or if we terminate her employment other than for Cause or disability, then she will be entitled to receive an immediate lump sum cash payment equal to the sum of:

•	accrued, but unpaid, base salary and vacation through the date of termination;

•	three times her annual base salary; and

•	the higher of $5,000,000 or three times the highest annual bonus paid for any fiscal year during the employment period.

      She will also receive continued welfare benefits and perquisites for the longer of three years and the remainder of the employment period. If Ms. Stewart’s employment is terminated due to disability, or in the event of death, Ms. Stewart or her estate will receive continued payments of the base salary for the remainder of the scheduled term of the employment agreement less any disability benefits. If Ms. Stewart’s employment is terminated for any other reason, she will be entitled to receive her accrued, but unpaid, base salary and vacation through the date of termination.

      Under the employment agreement, “Good Reason” generally means the occurrence of any of the following events without Ms. Stewart’s written consent:

•	an assignment of duties or responsibilities, or a change in title or authority, inconsistent with her position as Chairman and Chief Executive Officer;

•	any failure by us to comply with the employment agreement’s compensation provisions;

•	a requirement for Ms. Stewart to relocate anywhere other than New York City or Westport, Connecticut;

•	the failure of a successor entity to assume the employment agreement; or

•	any other material breach of the employment agreement.

      “Cause,” for purposes of the employment agreement, means:

•	Ms. Stewart’s willful and continued failure to perform her duties after written notice from our Board specifying the actions to be performed, unless such failure is due to her good faith belief that to take such action would be materially harmful to us; or

•	Ms. Stewart’s conviction of a felony or willful gross misconduct, which in either case results in material and demonstrable damage to our business or reputation.

      Under the employment agreement, Ms. Stewart cannot compete with us, or solicit our employees, during her term of employment. In addition, if Ms. Stewart terminates employment without Good Reason during the employment period or is terminated by us for Cause, the noncompetition and nonsolicitation restrictions continue for 12 months after the termination of employment.

Martha Stewart Living Omnimedia, Inc. 2002 Executive Severance Pay Plan

      MSO adopted the Martha Stewart Living Omnimedia, Inc. 2002 Executive Severance Pay Plan effective August 9, 2002. The purpose of the plan is to better provide for the retention of key executives through providing them with a higher degree of financial security, subject to certain terms and conditions contained in the plan. The plan is intended to be a severance pay plan governed by Title I of the Employee Retirement Income Security Act of 1974, as amended, primarily for the purpose of providing benefits for a select group of management or highly compensated employees. All benefits under the plan will be paid solely from MSO’s general assets.

      The plan is administered by the Compensation Committee, or, if the Board so determines, by another committee of the Board or the Board itself. The plan administrator may designate any MSO executive to be a participant and may vary the terms of such participation on a case-by-case basis. The plan administrator determines in its sole discretion who may participate in the plan.

      Once an executive has been designated as a participant in the plan, then the executive will remain a participant in the plan until the earlier to occur of:

•	termination of his or her employment under circumstances that do not give the participant a right to severance benefits under the plan;

•	completion of the delivery of all severance benefits under the plan following termination of his or her employment under circumstances that do give the participant a right to severance benefits; and

•	the termination or expiration of the plan before a participant vests in plan benefits.

      A participant will generally be eligible to receive severance benefits under the plan in the event he or she terminates his or her employment for “Good Reason” or if he or she experiences a “Qualifying Involuntary Termination”.

      Under the plan, “Good Reason” generally means the occurrence of any of the following events without the participant’s written consent:

•	a material reduction or material adverse change in position, title, duties or responsibilities;

•	a requirement for the participant to relocate in excess of thirty-five miles from the participant’s principal job location (except for relocations between New York City and Westport, Connecticut);

•	a reduction by us of the participant’s base salary or target annual bonus percentage;

•	any failure by us to provide the participant with employee benefits that are at least as favorable as those provided to other similarly situated MSO executives from time to time; or

•	the failure of a successor entity to assume the plan.

      Under the plan, “Qualifying Involuntary Termination”, generally means any termination of a participant’s employment with MSO initiated by MSO other than:

•	“Involuntary Termination for Cause”; or

•	as a result of the participant’s disability.

      “Involuntary Termination for Cause”, for purposes of the plan, means that the plan administrator in the exercise of good faith and reasonable judgment, and after giving the participant notice and an opportunity to be heard, determines that any of the following has occurred:

•	the participant has failed to perform his or her material duties to MSO after written notice and a reasonable opportunity to cure;

•	the participant has engaged in willful, intentional misconduct that has resulted in material damage to our business or reputation;

•	the participant has been convicted of a felony;

•	the participant has engaged in fraud against MSO or misappropriated MSO property; or

•	the participant has failed to comply with MSO’s employment policies and rules after written notice and a reasonable opportunity to cure (provided that such failure to comply with MSO’s employment policies and rules would otherwise give rise to termination).

      The severance benefits under the plan consist of:

•	continued payment of an eligible participant’s annual base salary, at the rate then in effect, until the second anniversary of the eligible participant’s severance date (provided that, during the second twelve-month period following the participant’s severance date, the amount of continued base salary will be reduced, but not below zero, by any amounts earned and any other guaranteed cash compensation, including guaranteed bonus, from other outside employment during such period);

•	a one-time bonus payment equal to 100% of the eligible participant’s target bonus amount in effect as of the participant’s severance date;

•	continuation of coverage under MSO’s health and life insurance plans on the same terms and conditions that apply to active MSO employees until the earlier of (i) the end of the period during which the participant is entitled to salary continuation as described above (without regard to any offsetting reductions in such amount), and (ii) the date on which the participant first becomes eligible for benefits of the same type under a plan or plans provided by a subsequent employer;

•	immediate vesting in, and lapsing of restrictions on, any and all of his or her outstanding equity awards, including stock options and restricted stock grants; and

•	reimbursement for outplacement services of his or her choice if utilized in good faith of up to a maximum of $30,000.

      The plan will expire on December 31, 2004. If any participant terminates his or her employment, or MSO terminates his or her employment, after such expiration date, then MSO will not be required to pay severance benefits to such participant under the plan. However, the expiration of the plan will have no effect on severance payments and benefits owed to any participant, subject to the conditions stated above and in the plan, whose date of termination of employment occurs on or prior to December 31, 2004.

      The foregoing plan summary is subject in all respects to the plan itself, a copy of which is on file with the SEC as an exhibit to our Annual Report on Form 10-K. Each of the Named Executives other than Ms. Stewart is a participant in the plan.

EQUITY COMPENSATION PLANS

Martha Stewart Living Omnimedia, Inc. 1999 Stock Incentive Plan

      The plan is administered by the Compensation Committee and their designees and provides for the grant of non-qualified and incentive stock options and other types of equity-based awards. Our executives, employees and consultants, as well as those of any subsidiaries, are eligible to receive awards under the plan. Our non-employee directors are not eligible to participate. The plan provides that the maximum number of shares of Class A Common Stock available for grant under the plan is 10,000,000. No participant may be granted stock options or stock appreciation rights (without relationship to stock options) covering in excess of 1,000,000 shares of Class A Common Stock in any calendar year.

      The term of options granted under the plan may not exceed 10 years. Unless otherwise determined by our Compensation Committee, options granted under the plan vest ratably on each of the first four anniversaries of the grant date and have an exercise price equal to the fair market value of the Class A Common Stock on the date of grant.

      A participant exercising an option may pay the exercise price in cash or, if approved by our Compensation Committee, with previously acquired shares of our Class A Common Stock or in a combination of cash and stock. Our Compensation Committee, in its discretion, may allow the cashless exercise of options.

      Options are nontransferable other than by will or the laws of descent and distribution or, at the discretion of our Compensation Committee, by a written beneficiary designation and, in the case of a nonqualified option, by a gift to members of the holder’s immediate family. The gift may be made directly or indirectly or by means of a trust or partnership or limited liability company and, during the participant’s lifetime, may be exercised only by the participant, any such permitted transferee or a guardian, legal representative or beneficiary.

      Shares of restricted stock may also be granted under the plan, with such conditions on vesting as the Compensation Committee deems appropriate. Restricted stock awards to date have conditioned vesting on continued employment with us for a period of two years.

      In the event of a “Change in Control,” any option that is not then exercisable and vested will become fully exercisable and vested, restrictions on restricted stock will lapse and performance units will be deemed earned.

      “Change in Control” under the plan generally means

•	the acquisition of an amount of our common stock greater than the amount held, directly or indirectly, by Ms. Stewart and representing at least 30% of the outstanding common stock or voting securities

•	a change in the majority of the members of the Board, unless approved by the incumbent directors or Ms. Stewart

•	the completion of a merger involving MSO in which, among other things, our stockholders do not retain more than 50% of the common stock and voting power, or

•	approval by our stockholders of a liquidation, dissolution or sale of substantially all of our assets.

      Our Board may at any time amend or terminate the plan and may amend the terms of any outstanding option or other award, except that no termination or amendment may impair the rights of the participants as they relate to outstanding options or awards. However, no such amendment to the plan will be made without the approval of our stockholders to the extent such approval is required by law or stock exchange rule.

      The foregoing plan summary is subject in all respects to the plan itself, a copy of which is on file with the SEC as an exhibit to our Annual Report on Form 10-K.

MSLO LLC Nonqualified Class A LLC Unit/ Stock Option Plan

      We adopted and made grants under the MSLO LLC Nonqualified Class A LLC Unit/ Stock Option Plan in November 1997. In connection with our initial public offering, the 509,841 LLC unit options then outstanding were converted into options to purchase 1,997,374 shares of our Class A Common Stock. All options granted under the 1997 Plan have now vested. Each option expires 10 years after the date of grant, subject to earlier termination upon termination of employment. Options granted under the plan are not assignable or transferable by the optionee, other than by will or the laws of descent and distribution. No additional options may be granted under this plan.

      In connection with the plan, Ms. Stewart periodically returns to us a number of shares of our common stock beneficially owned by her, corresponding, on a net treasury basis, to the number of option exercises under this plan during the relevant period. Under the net treasury method, we subtract from the number of shares resulting from each option exercise the number of shares we could purchase, at the then-current market price, with dollars equal to the option proceeds from such exercise and the value of the tax benefit we receive from the exercise. Ms. Stewart returns to us a number of shares of our common stock equal to the sum of the results of these calculations for the relevant period. Accordingly, options outstanding under this plan are not dilutive.

      The foregoing plan summary is subject in all respects to the plan itself, a copy of which is on file with the SEC as an exhibit to our Annual Report on Form 10-K.

COMPENSATION AND CORPORATE GOVERNANCE COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

      The Compensation and Corporate Governance Committee of the Board, currently consisting of Mr. Ubben and Mr. Martinez, neither of whom is employed by MSO, furnished the following report on executive compensation for the 2002 fiscal year.

Compensation Philosophy

      MSO’s executive compensation program is designed to encourage and reward exceptional performance and to align the financial interests of its senior executives and key employees with those of our stockholders. To achieve this end, MSO has developed and implemented a compensation program designed to attract and retain highly skilled executives and key employees with the business experience and creative talent necessary for MSO to achieve its long-term business objectives.

      MSO’s executive compensation generally consists of three components: base salary, an annual performance-based bonus and equity-based compensation. MSO’s compensation goal is to target its executives to be paid at competitive levels when performance expectations are met and above competitive levels when expectations are exceeded. MSO periodically utilizes outside consultants to perform competitive market-matching analyses on a position-by-position basis against companies in businesses similar to those of MSO and with comparable revenue levels. Once the market-matching analyses have been completed, an executive’s salary, bonus and/or equity-based compensation may be adjusted upward or downward based on a number of subjective factors, including past performance, prior experience, differences in job responsibilities from the jobs against which the match was performed, and tenure. Additionally, although the market-matching study is periodically updated, individual compensation levels may be adjusted from time to time based upon, among other factors, past performance and increases in responsibilities.

      In 2002, we adopted a severance plan in which a number of our top executives participate. We believe that the terms of the plan are comparable to those provided to similarly situated executives at comparable companies and that the provision of these benefits is an important part of our compensation, incentive and retention program.

      MSO’s Chairman and CEO, Ms. Stewart, is compensated pursuant to an employment agreement with the company which is discussed below under the caption “Chief Executive Officer Compensation”.

Base Salaries and Annual Bonuses

      The Compensation Committee believes that compensation should be weighted toward bonuses and equity-based compensation. Accordingly, base salaries paid to MSO’s executives tend to constitute a smaller percentage of total compensation than they do for many comparable executives of MSO’s competitors. Each executive is assigned a bonus target, which is set as a percentage of annual base salary. Each executive’s actual bonus generally ranges from 0% to 150% of the relevant bonus target, as set by the Compensation Committee with input from senior management taking into account MSO’s performance against its growth objectives, the individual performance of a particular executive, and other factors we deem relevant. This system provides MSO the ability to use bonuses as an incentive to drive corporate performance and to align the interests of executives with those of our stockholders.

      In 2002, we funded our executive bonus pool at 100% of target levels, with individual awards varying from the mean based on individual performance and contribution. Despite the fact that corporate performance did not meet initial expectations in 2002, the Compensation Committee believes that the commitment shown and contributions made by our executive team were considerable during this difficult year and that it was in the best interest of our stockholders to provide this level of compensation to reward and facilitate retention of our key executives.

Equity-Based Compensation

      The Compensation Committee periodically makes equity grants under the 1999 Stock Incentive Plan to executives, taking into account market studies prepared by independent consulting firms, the size of previous option grants, tenure, past performance, responsibility levels, competitive practices and other relevant factors. Traditionally, we have granted options to all new executives upon commencement of employment with MSO and to all existing executives annually. Additionally, option grants were made to all executives upon becoming a public company in 1999 and a number of executives received option grants previously under the 1997 Option Plan. All stock options granted by MSO have been non-qualified stock options and have had exercise prices equal to the fair market value of the underlying stock at the time of grant. Additionally, in 2002 shares of restricted stock were granted to certain key executives. We believe that equity continues to be a strong tool for aligning the interests of our executive team and our stockholders.

Chief Executive Officer Compensation

      Ms. Stewart is compensated pursuant to her employment agreement with MSO. The employment agreement became effective prior to the time of MSO’s initial public offering and provides for an annual salary of $900,000, as well as bonuses payable upon the achievement of performance targets established by the Compensation Committee, with a guaranteed payment of $300,000. The terms of Ms. Stewart’s employment agreement were established based on a number of considerations, including Ms. Stewart’s contribution to the company as its founder, her services as on-air talent for MSO’s television and radio programs, and her ongoing services as MSO’s Chairman and Chief Executive Officer. The Compensation Committee believes that Ms. Stewart’s compensation under her employment agreement and her considerable ownership of MSO equity provide her with significant incentives to maximize stockholder value. In early 2002, we granted Ms. Stewart options to purchase 150,000 shares of MSO stock, an amount we believe to be consistent with our general equity compensation programs. Additionally, after evaluating MSO’s performance, in terms of revenue and income and certain qualitative factors, we paid Ms. Stewart a bonus under her employment agreement of $380,000 in excess of her guaranteed bonus. The Compensation Committee believes that the compensation of the Chief Executive Officer should be heavily weighted to corporate performance and that the reduced level of compensation paid to Ms. Stewart with respect to 2002 reflects that objective.

Tax Matters

      Section 162(m) limits the tax deductibility by a company of compensation in excess of $1 million paid to any of its five most highly compensated executive officers. However, compensation which qualifies as performance-based is excluded from the limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the stockholders. In 2002, our stockholders approved the Martha Stewart Living Omnimedia, Inc. 2002 Performance-Based Executive Bonus Plan for the purpose of qualifying certain bonus payments to certain of our five most highly paid employees under Section 162(m), thereby preserving the deductibility of such payments. While it is the general objective of the Compensation Committee to pay deductible compensation, we have awarded, and reserve the right to award in the future, compensation that does not qualify under Section 162(m) as deductible compensation upon a determination that doing so is in the best interest of our stockholders.

Summary

      The Compensation Committee believes that the present compensation structure is one that is well-designed to attract and retain talented executives and key employees, align these individuals’ interests with those of our stockholders, and maximize stockholder value, and believes that the actions of the Compensation Committee with respect to 2002 executive compensation were consistent with that focus. The Compensation Committee periodically reviews MSO’s compensation policies for executives and other employees to ensure that they continue to best serve these objectives.

Members of the Compensation and Corporate
Governance Committee

Jeffrey W. Ubben
Arthur C. Martinez

Compensation Committee Interlocks And Insider Participation

      The Compensation Committee is composed of Mr. Ubben and Mr. Martinez each of whom is a non-employee director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table presents, as of March 31, 2003, information relating to the beneficial ownership of our common stock by (1) each person known by us to own beneficially more than 5% of the outstanding shares of either class of our common stock, (2) each of our directors, (3) each of the Named Executives, and (4) all of our executive officers and directors as a group.

      Unless another address is indicated, beneficial owners listed here may be contacted at our corporate address. Under the rules of the Securities and Exchange Commission, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be the beneficial owner of any securities with respect to which that person has the right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be beneficial owner of the same securities. For each listed person or entity, the information listed assumes the exercise of any options exercisable by such person or entity on or prior to May 30, 2003, but not the exercise of any options held by any other parties. Additionally, we have assumed the conversion of shares of Class B Common Stock into shares of Class A Common Stock for purposes of listing Ms. Stewart’s ownership of Class A Common Stock, but not in calculating the percentage of Class A Common Stock for any other holder or for calculating Ms. Stewart’s ownership of Class B Common Stock. Shares of Class B Common Stock may be converted on a one-for-one basis into shares of Class A Common Stock at the option of the holder.

      The percentage of votes for all classes is based on one vote for each share of Class A Common Stock and ten votes for each share of Class B Common Stock.

Beneficial Ownership

	Class A		Class B
	Common Stock		Common Stock		% Total
					Voting
Name	Shares	%	Shares	%	Power

Martha Stewart	30,228,075(1)	61.2	30,058,975	100	93.9 (2)
VA Partners, L.L.C.	4,218,788(3)	21.8	—	—	*
One Maritime Plaza, Suite 1400
San Francisco, CA 94111
AOL Time Warner, Inc.	1,219,597(4)	6.3			*
75 Rockefeller Plaza
New York, NY 10019
Capital Group International, Inc.	1,442,030(5)	7.4			*
11100 Santa Monica Blvd
Los Angeles, CA 90025
David Rocker	1,237,600(6)	6.4			*
c/o Rocker Partners, L.P.
45 Rockefeller Plaza, Suite 1759
New York, NY 10111
Arthur Martinez	17,536(7)	*	—	—	*
Darla Moore	8,089(8)	*	—	—	*
Sharon Patrick	2,154,932(9)	11.1	—	—	*
Naomi Seligman	27,467(10)	*	—	—	*
Jeffrey Ubben	4,225,788(11)	21.8	—	—	*
Gael Towey	553,393(12)	2.9	—	—	*
Suzanne Sobel	235,204(13)	1.2	—	—	*
James Follo	186,500(14)	*	—	—	*
All directors and executive officers as a group (14 persons)	38,354,360(15)	77.6	30,058,975	100	96.5 (2)

*	The percentage of shares or voting power beneficially owned does not exceed 1%.

(1)	Consists of 5,100 shares of Class A Common Stock held by Ms. Stewart, 14,000 shares of Class A Common Stock held by a partnership controlled by Ms. Stewart (the “MS Partnership”), options held by Ms. Stewart to acquire 150,000 shares of Class A Common Stock and 30,058,975 shares of Class B Common Stock held by the MS Partnership, and excludes unvested options to acquire 150,000 shares of Class A Common Stock.

(2)	Assumes no shares of Class B Common Stock are converted into shares of Class A Common Stock.

(3)	VA Partners, L.L.C. beneficially owns 4,218,788 shares of Class A Common Stock as general partner of ValueAct Capital Partners, L.P. and ValueAct Capital Partners II, L.P., and as investment advisor of ValueAct Capital International, Ltd. This information is based on information filed with the Securities and Exchange Commission by VA Partners, L.L.C. and ValueAct Capital Partners, L.P. as of January 6, 2003.

(4)	AOL Time Warner, Inc. beneficially owns these shares indirectly through its ownership of Time Publishing Ventures, Inc., a wholly owned indirect subsidiary of AOL Time Warner Inc. This information is based on information filed with the Securities and Exchange Commission by AOL Time Warner, Inc. as of January 22, 2001.

(5)	Capital Group International, Inc. beneficially owns these shares through its ownership of Capital Guardian Trust Company, a bank which holds the shares as the investment manager of various institutional accounts. This information is based upon information filed with the Securities and Exchange Commission by Capital Group International, Inc. as of February 10, 2003.

(6)	These shares consist of: (i) 850,900 shares owned by Rocker Partners, L.P., a New York limited partnership; (ii) 337,800 shares owned by Compass Holdings, Ltd., a company organized under the International Business Companies Ordinance of the British Virgin Islands; and (iii) 48,900 shares owned by Helmsman Holdings, Ltd., a company organized under the International Business Companies Ordinance of the British Virgin Islands. David A. Rocker has sole voting and dispositive power over the aggregate amount of 1,237,600 shares of Class A Common Stock by virtue of his positions as (i) the sole managing partner of Rocker Partners, L.P. and (ii) the president of Rocker Offshore Management Company, Inc., the investment advisor to Compass Holdings, Ltd. and Helmsman Holdings, Ltd. This information is based on information filed with the Securities and Exchange Commission by David Rocker as of February 11, 2003.

(7)	Consists of 8,536 shares of Class A Common Stock and options to acquire 9,000 shares of Class A Common Stock.

(8)	Consists of 1,089 shares of Class A Common Stock and options to acquire 7,000 shares of Class A Common Stock.

(9)	Consists of 1,628,591 shares of Class A Common Stock and options held by Ms. Patrick to acquire 526,341 shares of Class A Common Stock. This amount excludes unvested options to acquire 326,005 shares of Class A Common Stock.

(10)	Consists of 16,467 shares of Class A Common Stock and options to acquire 11,000 shares of Class A Common Stock.

(11)	Consists of options to acquire 7,000 shares of Class A Common Stock, 4,218,788 shares of Class A Common Stock beneficially owned by VA Partners, L.L.C. as general partner of ValueAct Capital Partners, L.P. and ValueAct Capital Partners II, L.P., and as investment advisor of ValueAct Capital International, Ltd. Mr. Ubben is attributed beneficial ownership of these shares as a managing partner of VA Partners, L.L.C., but disclaims beneficial ownership except to the extent of his pecuniary interest in each fund.

(12)	Consists of 21,112 shares of Class A Common Stock, of which 5,000 shares are held directly by Ms. Towey’s spouse, and options to acquire 532,281 shares of Class A Common Stock. This amount excludes unvested options to acquire 136,834 shares of Class A Common Stock.

(13)	Consists of 16,112 shares of Class A Common Stock and options to acquire 219,092 shares of Class A Common Stock. Does not include unvested options to acquire 98,138 shares of Class A Common Stock.

(14)	Consists of 15,500 shares of Class A Common Stock and options to acquire 171,000 shares of Class A Common Stock. Does not include unvested options to acquire 128,000 shares of Class A Common Stock.

(15)	Consists of 36,068,569 shares of our Class A Common Stock (including 30,058,975 shares resulting from assumed conversion of all outstanding Class B Common Stock) and options to acquire 2,278,791 shares of Class A Common Stock. Does not include unvested options to acquire 1,266,225 shares of Class A Common Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of our common stock with the SEC. Such persons are required by SEC rules to furnish us with copies of all such forms they file. Based solely on a review of the copies of such forms furnished to us, and/or written representations that no additional forms were required, we believe that, subject to the exception noted below, our officers, directors and greater than 10% beneficial owners filed all such required forms with respect to 2002 transactions. As a result of inadvertent administrative errors within MSO, a Form 5 filing for Dora Cardinale required to be filed in February 2003 was filed in March 2003, reflecting the grant of options and shares of restricted stock in August 2002.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Time Publishing Ventures and Its Affiliates

     Ongoing Service Agreements

      In February 1997, Time Inc., Time Customer Service, Inc. (“TCS”), Oxmoor House, Inc. and Time Distribution Services, Inc. (“TDS”), each an affiliate of Time Publishing Ventures, Inc. (“TPV”), entered into agreements with us to provide us with various services. We entered into these agreements in connection with a transaction in which we acquired the assets relating to TPV’s Martha Stewart related businesses, including the Martha Stewart Living magazine and television program, from TPV. Through this transaction, TPV became an affiliate of MSO by virtue of its acquisition of MSO equity. We believe that the terms of these agreements, in the aggregate, are at least as favorable to us as we would be able to obtain with unrelated third parties.

      Under our newsstand distribution agreement, TDS provides newsstand distribution services for our magazines. We compensate TDS on the basis of net sales. This agreement expires in December 2007, but we have the right to terminate effective December 2004 on one year’s notice. In 2002, we incurred fees of $2.4 million under this agreement.

      Under two fulfillment agreements with TCS, TCS has provided for inventory management, back-office processing and processing of mail and phone orders for our magazines and our Internet/ Direct Commerce businesses. The fulfillment agreement for our magazines expires in December 2005, but is renewable at our option for an additional three-year term. The fulfillment agreement with respect to our Internet/ Direct Commerce businesses was terminated in February 2002 upon our conversion to a new fulfillment provider. In 2002, we incurred fees of approximately $13.9 million under these agreements.

      Under a services agreement with Time Inc., we receive administrative, editing and sales services, as well as purchase our paper. These administrative, editing and sales services automatically renew for six-month or one-year periods, depending on the service. Subject to certain limited exceptions, the paper purchasing portion of the agreement extends through the end of 2004, provided that we may terminate the service on 180 days written notice. In 2002, we incurred expenses of approximately $31.5 million, including $30.5 million for paper purchases, under this agreement.

      Under our agreement with Oxmoor House, we granted Oxmoor House an exclusive license to use the mark Martha Stewart Living in connection with books and continuity card and binder programs. Under the agreement, we generally produce two Best of Martha Stewart Living books and one Christmas with Martha Stewart Living book each year. Oxmoor House also has the right to publish other materials bearing the mark Martha Stewart Living as mutually agreed by us and Oxmoor House. We receive production grants on a per page basis for each of these publications, an annual payment to cover staff costs and receive 50% of the net profit. We earned approximately $3.2 million in income under this agreement in 2002. This agreement expires in December 2004.

Agreements with Stockholders

     Stockholders Agreement; TPV Share Buyback Agreement

      Immediately prior to our initial public offering, we entered into a stockholders agreement with the members of MSLO LLC. Under the terms of this agreement, TPV, Ms. Stewart, and Ms. Patrick have the right to require us to register shares of our Class A Common Stock owned or controlled by them, subject to customary terms and minimum amounts. Registration of these shares of common stock will result in such shares becoming freely tradeable without restriction under the Securities Act of 1933. We will bear all registration expenses, other than any underwriting discounts, incurred in connection with the above registrations. These registration rights continue as long as these stockholders continue to hold any of our common stock that they received in the merger of MSLO LLC into MSO.

      As part of a February 18, 2000 agreement with TPV pursuant to which we purchased 1,366,000 shares of our Class A Common Stock held by TPV, TPV agreed to continue, subject to certain limited exceptions, to hold shares of our Class A Common Stock until 2003, and to allow us to place advertisements in Time Inc. magazines and websites through 2004 at discounted rates, subject to annual limitations.

     ValueAct Investment Agreement

      On January 8, 2002, we entered into an investment agreement with ValueAct Capital Partners, L.P. (and certain of its affiliates)(“ValueAct”) and the MS Partnership. ValueAct is an affiliate of Mr. Ubben. Under the terms of the investment agreement, ValueAct has the right to require us on up to three occasions to register certain shares of our Class A Common Stock owned or controlled by it, subject to customary terms and minimum amounts. Registration of these shares of common stock will result in such shares becoming freely tradeable without restriction under the Securities Act of 1933. We will bear all registration expenses, other than any underwriting discounts, incurred in connection with the above registrations.

Transactions with Martha Stewart

     Location Rental Agreement

      We have entered into a location rental agreement with Ms. Stewart relating to our use of various properties owned by her. The agreement provided for payments of $2.0 million in 2002 to MS Real Estate Management Company, a company owned by Ms. Stewart that operates Ms. Stewart’s real estate, and permits us to use the properties currently owned by Ms. Stewart for any purpose relating to our businesses. The agreement expires in October, 2004. We make extensive use of these properties for television filming and photography, and also for research and development of content and products and various other commercial purposes. In the event that Ms. Stewart’s employment is terminated without cause, or she terminates employment for good reason, we will be obligated to pay the remaining amount due under the location rental agreement and we will lose our access to these properties.

      We reimbursed MS Real Estate Management Company approximately $425,000 for various expenses it incurred in connection with our business during 2002. Additionally, Ms. Stewart reimbursed us approximately $150,000 for certain services provided by our personnel, primarily in connection with MS Real Estate Management Company.

      As of January 1, 2003, we amended the location rental agreement with Ms. Stewart. Under the amended agreement, the annual rental fee has been increased to $2.5 million, and reimbursements to MS Real Estate Management Company of the type made in 2002 will be eliminated. We believe, and an independent appraisal we commissioned in 2002 confirms, that this fee is reasonable in light of the rights granted us under the agreement.

     Intellectual Property License Agreement

      We have entered into an intellectual property license and preservation agreement with Ms. Stewart that, as of the time of our initial public offering, replaced a prior non-perpetual license agreement entered into in February 1997. Under the terms of this new license agreement, Ms. Stewart granted us an exclusive, worldwide, perpetual royalty-free license to use her name, likeness, image, voice and signature for our products and services. We are currently the owner of the primary trademarks employed in our business and, under the license agreement, generally have the right to develop and register in our name trademarks that incorporate the Martha Stewart name, such as Martha Stewart Living, and to use exclusively these marks in our business. If Ms. Stewart ceases to be our Chairman or Chief Executive Officer and no longer controls our company, we will continue to have those rights, including the right to use those marks for any new business as long as such new business is substantially consistent with the image, look and goodwill of the licensed marks at the time that Ms. Stewart ceases to be such an officer or to control us.

      In the event that we terminate Ms. Stewart’s employment without cause or she terminates her employment for good reason, each as defined in her employment agreement, the license will cease to be exclusive and we would be limited in our ability to create new marks incorporating her name, likeness, image, publicity and signature. In these circumstances, Ms. Stewart would receive the right to use her name in other businesses that could directly compete with us, including our magazine, television and merchandising businesses. In addition, if Ms. Stewart’s employment terminates under these circumstances, Ms. Stewart would receive in perpetuity a royalty of 3% of the revenues we derive from any of our products or services bearing any of the licensed marks. The intellectual property license agreement contains various customary provisions regarding our obligations to preserve the quality of the licensed marks and to protect these marks from infringement by third parties. The term of the license is perpetual; however, Ms. Stewart may terminate the license if we fail to make the royalty payments described above.

     Split Dollar Life Insurance Agreement with Ms. Stewart

      In February 2001, we entered into an agreement with Ms. Stewart and the MS Partnership pursuant to which we agreed to pay a significant portion of the annual premiums on a whole life insurance policy insuring Ms. Stewart and owned by and benefiting the MS Partnership. We will be repaid the cumulative premium payments made by us under the arrangement out of the existing cash surrender value of the policy at the earlier of Ms. Stewart’s death or the voluntary termination of the arrangement by Ms. Stewart. If the arrangement lasts longer than sixteen years, we will no longer be obligated to make premium payments and will receive interest on the cumulative premiums paid by us to date until the time such premiums are repaid to us. Premium payments made by us under this arrangement in 2002 were approximately $1.1 million. In 2003, Ms. Stewart agreed that we would no longer be obligated to make premium payments under this agreement unless recent legislation is clarified to permit such further payments.

Other Relationships

      Ms. Margaret Christiansen, Ms. Stewart’s sister-in-law, is a Senior Vice President, Business Manager of MSO. Mr. Randy Plimpton, Ms. Stewart’s brother-in-law, is our property manager, responsible for MSO property management and support services. In 2002, each of these individuals received compensation under our standard compensation policies and programs described elsewhere in this proxy statement.

      From time to time we use the services of a law firm of which Ms. Stewart’s son-in-law is a partner. We paid an aggregate of approximately $75,000 in fees and expenses for such services in 2002.

      In 2002, we paid approximately $62,000 to a design firm for design services in connection with our direct commerce business. The husband of Ms. Towey is a partner in the firm.

PERFORMANCE GRAPH

      The following graph compares the performance of our Class A Common Stock with that of the S&P 500 Index and the stocks included in the Media General Financial Services database under the Standard Industry Code 2721 (Publishing-Periodicals) (the “Publishing Index”) during the period commencing on October 19, 1999, the date on which our Class A Common Stock began trading on The New York Stock Exchange, and ending on December 31, 2002. The graph assumes that $100 was invested in each of our Class A Common Stock*, the S&P 500 Index and the Publishing Index** at the beginning of the relevant period, is calculated as of the end of each calendar month and assumes reinvestment of dividends. The performance shown in the graph represents past performance and should not be considered an indication of future performance.

COMPARE CUMULATIVE TOTAL RETURN

AMONG MARTHA STEWART LIVING OMNIMEDIA, INC.,
S&P 500 INDEX AND SIC CODE INDEX

ASSUMES $100 INVESTED ON OCT. 19, 1999

ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DEC. 31, 2002

*	The hypothetical investment price in our Class A Common Stock is $18.00 per share, our initial public offering price.

**	The Publishing Index consists of companies that are primarily publishers of periodicals, although many also conduct other businesses, including owning and operating television stations and cable networks, and is weighted according to market capitalization of the companies in the index. The hypothetical investment assumes investment in a portfolio of equity securities that mirror the composition of the Publishing Index. Since the Publishing Index is only calculated at the end of each month, we have interpolated the return on the index from October 19, 1999 through October 31, 1999 on a straight-line basis.

REPORT OF THE AUDIT COMMITTEE

      The primary purpose of the Audit Committee is to assist the Board in monitoring the integrity of our financial statements, our independent auditor’s qualifications and independence, the performance of our independent auditors, and our compliance with legal and regulatory requirements. The Board, in its business judgment, has determined that all members of the Committee are “independent”, as required by applicable listing standards of the New York Stock Exchange. The Committee operates pursuant to a charter that was last amended by the Board on March 28, 2003. A copy of the current charter is attached to this Proxy Statement as Annex A.

      Management is responsible for the preparation, presentation and integrity of MSO’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors for MSO’s 2002 fiscal year, Ernst & Young, LLP, were responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

      In performing its oversight role, the Audit Committee has, among other things covered in its charter, reviewed and discussed the audited financial statements with management and the independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect. The Committee has also considered whether the provision of non-audit services by the independent auditors is compatible with maintaining the auditors’ independence and has discussed with the auditors the auditors’ independence.

      Based on the reports and discussions described in this Report, and subject to the limitations on the role and responsibilities of the Committee referred to in this report and in the charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

      The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not necessarily experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations, efforts and discussions referred to above do not assure that the audit of MSO’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Ernst & Young, LLP is in fact “independent.”

Members of the Audit Committee

Arthur C. Martinez
Darla D. Moore
Naomi O. Seligman

INDEPENDENT PUBLIC ACCOUNTANTS

      Ernst & Young, LLP has served as our independent accounting firm since May 7, 2002. On such date, we terminated Arthur Andersen LLP from serving as our independent public accounting firm. Prior to that date, Arthur Andersen LLP had served as our independent accounting firm since 1996. In performing its oversight role, the Audit Committee will review whether to retain Ernst & Young, LLP as our independent accounting firm for the 2003 fiscal year as part of its regular process of recommending an independent auditor to the Board. A representative of Ernst & Young, LLP is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if he or she so chooses and is expected to be available to respond to appropriate questions.

Audit Fees

      The aggregate fees billed by Ernst & Young, LLP for professional services rendered for the audit of our annual financial statements for the fiscal years ended December 31, 2002 and 2001 and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for quarters ending June 30, 2002 and September 30, 2002 were $500,000. The aggregate fees billed by Arthur Andersen LLP for professional services rendered for the reviews of the financial statements included in our Quarterly Report on Form 10-Q for the fiscal year ended December 31, 2002 were $15,000.

Financial Information Systems Design and Implementation Fees

      Ernst & Young, LLP billed no fees for professional services rendered to us for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2002.

All Other Fees

      The aggregate fees billed by Ernst & Young, LLP for services rendered to us, other than the services described above under Audit Fees, for the fiscal year ended December 31, 2002 were $396,249.

Change in Certifying Accountant

      On May 7, 2002 we dismissed our independent auditors, Arthur Andersen LLP and engaged the services of Ernst & Young LLP as our new independent auditors for our fiscal year ending December 31, 2002. Our Audit Committee authorized the dismissal of Arthur Andersen and the engagement of Ernst & Young.

      Arthur Andersen’s reports on our consolidated financial statements for each of the years ended December 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

      During the years ended December 31, 2001 and 2000, and the subsequent interim period through May 7, 2002, there were no disagreements with Arthur Andersen on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreement, if not resolved to Arthur Andersen’s satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its report on our consolidated financial statements for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

      During the two most recent fiscal years ended December 31, 2001 and 2000 and the subsequent interim period through May 7, 2002, we did not consult with Ernst & Young regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

ANNUAL REPORTS

      Upon written request to the Corporate Secretary, Martha Stewart Living Omnimedia, Inc., 11 West 42nd Street, New York, New York 10036, we will provide without charge to each person solicited a copy of our 2002 Annual Report on Form 10-K, including the financial statements and financial statement schedules filed therewith. We will furnish a requesting securityholder with any exhibit not contained therein upon specific request. Our Annual Report on Form 10-K is not proxy soliciting material.

PROPOSALS OF STOCKHOLDERS

      We currently intend to hold our next annual meeting in May of 2004. Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at the 2004 Annual Meeting of Stockholders must submit the proposal to us at our principal executive offices, addressed to our Corporate Secretary, no later than December 15, 2003. Stockholders who intend to present a proposal at the 2004 Annual Meeting of Stockholders without inclusion of such proposal in our proxy materials are required to provide us notice of such proposal no later than February 15, 2004. Additionally, stockholders must comply with other applicable requirements contained in our by-laws. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements contained in our by-laws and applicable laws.

OTHER MATTERS

      Our Board has no knowledge of any other matters to be presented at the Annual Meeting other than those described herein. If any other matters should properly come before the meeting, it is the intention of the persons designated in the proxy to vote on them according to their best judgment.

      YOUR VOTE IS IMPORTANT. OUR BOARD URGES YOU TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE. IN THE ALTERNATIVE, SHAREHOLDERS MAY VOTE VIA THE INTERNET OR TELEPHONE AS DESCRIBED IN THE ENCLOSED MATERIALS.

      If you have any questions or need assistance in voting your shares, please contact Mellon Investor Services LLC at 1-800-851-9677.

New York, New York

April 21, 2003.

ANNEX A

MARTHA STEWART LIVING OMNIMEDIA, INC.

AUDIT COMMITTEE CHARTER

      The Board of Directors of Martha Stewart Living Omnimedia, Inc. (the “Corporation”) has established an Audit Committee with the purposes, authority, responsibilities and specific duties described below.

I.	Purpose

      The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Corporation, (2) the independent auditor’s qualifications and independence, (3) the performance of the Corporation’s independent auditors, and (4) the compliance by the Corporation with legal and regulatory requirements.

      The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Corporation’s annual proxy statement.

II.	Committee Membership

      The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Commission. At least one member of the Audit Committee shall be a financial expert as defined by the Commission. Audit committee members shall not simultaneously serve on the audit committees of more than two other public companies unless the Board has determined that such service would not impair the ability of such member to effectively serve on the Audit Committee.

      The members of the Audit Committee shall be appointed, and may be removed, by the Board.

III.	Meetings

      The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee shall periodically meet with management and the independent auditor in separate executive sessions. The Audit Committee may request any officer or employee of the Corporation or the Corporation’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

IV.	Committee Authority and Responsibilities

      The Audit Committee shall have the sole authority to appoint or replace the independent auditor. The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

      The Audit Committee shall preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Corporation by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Audit Committee at its next scheduled meeting.

      The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Corporation shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

      The Audit Committee shall make regular reports to the Board, review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval and annually review the Audit Committee’s own performance.

      The Audit Committee shall also:

          Financial Statement and Disclosure Matters

1. Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Corporation’s Form 10-K.

2. Review and discuss with management and the independent auditor the Corporation’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements and disclosures made in management’s discussion and analysis.

3. Discuss with management and the independent auditor any significant financial reporting issues and judgments made in connection with the preparation of the Corporation’s financial statements, including any significant changes in the Corporation’s selection or application of accounting principles, any major issues as to the adequacy of the Corporation’s internal controls and any special steps adopted in light of material control deficiencies.

4. Review and discuss reports from the independent auditors on:

(a) All critical accounting policies and practices to be used.

(b) All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c) Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

5. Discuss with management the Corporation’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

6. Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Corporation’s financial statements.

7. Discuss with management the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Corporation’s risk assessment and risk management policies.

8. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

9. Discuss with management and the independent auditor whether there were any accounting adjustments that were proposed by the independent auditor but were passed up on by management as immaterial or otherwise.

10. Review any disclosures made to the Audit Committee by the Corporation’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Corporation’s internal controls.

          Oversight of the Corporation’s Relationship with the Independent Auditor

11. Review and evaluate the lead partner of the independent auditor team.

12. Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Corporation. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

13. Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

14. Establish policies for the Corporation’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Corporation.

15. Discuss with the independent auditor any issues on which the auditor’s national office was consulted by the Corporation’s audit team.

16. Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

          Compliance Oversight Responsibilities

17. Obtain from the independent auditor assurance that the audit:

a. contains procedures designed to provide reasonable assurances of detecting illegal acts that would have a direct and material effect on the financial statements;

b. contains procedures designed to identify related party transactions that are material to the financial statements or otherwise require financial statement disclosure; and

c. includes an evaluation of the Corporation’s ability to continue as a going concern during the ensuing fiscal year.

18. Obtain reports from management and the independent auditor relating to the conformity by the Corporation and its subsidiary/foreign affiliated entities with applicable legal requirements and the Corporation’s Code of Business Conduct and Ethics. Review reports and disclosures of affiliated party transactions. Advise the Board with respect to the Corporation’s policies and procedures regarding compliance with applicable laws and regulations and with the Corporation’s Code of Business Conduct and Ethics.

19. Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

20. Discuss with management and the independent auditor any correspondence with regulators or governmental agencies, any employee complaints and any published reports which raise material issues regarding the Corporation’s financial statements or accounting policies.

21. Discuss with the Corporation’s General Counsel legal matters that may have a material impact on the financial statements or the Corporation’s compliance policies.

V.	Limitation of Audit Committee’s Role

      While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. Nor is it the duty of the Audit Committee to conduct investigations or to assure compliance with laws and regulations and the Corporation’s internal policies. These are the responsibilities of management and the independent auditor.

ANNEX B

MARTHA STEWART LIVING OMNIMEDIA, INC.

COMPENSATION AND CORPORATE GOVERNANCE COMMITTEE CHARTER

      The Board of Directors of Martha Stewart Living Omnimedia, Inc. (the “Corporation”) has established a Compensation and Corporate Governance Committee (the “Committee”) with the purposes, responsibilities and duties described below.

I.     PURPOSES

      The primary purposes of the Committee are the following: (a) to assist the Corporation’s Board of Directors (the “Board”) to fulfill its oversight responsibilities in the areas of compensation and management development; (b) to identify individuals qualified to become members of the Board; (c) to recommend individuals for selection by the Board as director nominees for the next annual meeting of stockholders; and (d) to develop and recommend to the Board a set of corporate governance principles applicable to the Corporation.

II.     COMPOSITION; ORGANIZATION

      The Committee shall consist of no fewer than two members. The members of the Committee shall be appointed by the Board and shall meet (a) the independence requirements of applicable law and the listing standards of the New York Stock Exchange; (b) the definition of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended; and (c) the requirements of a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Committee members may be removed by the Board. The Board shall designate a Chairperson for the Committee.

      The Committee shall meet at least two times annually, or more frequently as circumstances dictate, and may take actions by written consent as permitted under Delaware corporate law. Meetings of the Committee may be called by the Chairman of the Committee, the Chairman of the Board or by the Chief Executive Officer (the “CEO”) of the Corporation. The Committee may delegate to subcommittee or individual members as it deems appropriate.

      The Committee shall make regular reports to the Board and shall evaluate its performance on an annual basis and develop criteria for such evaluation. The Committee shall also review this charter at least annually as conditions dictate and, if appropriate, recommend amendments to the Board;

      Additionally, the Committee shall have the authority to obtain advice and assistance from internal and external legal, accounting and other advisors.

III.	COMPENSATION AND MANAGEMENT DEVELOPMENT RESPONSIBILITIES; DUTIES; AUTHORITY

      To fulfill its purposes relating to compensation and management development, the Committee shall:

1. Review the Corporation’s compensation policies and programs at least annually to endeavor to ensure they best facilitate the Corporation’s objective of maximizing shareholder value;

2. Review and approve the Corporation’s goals and objectives relevant to compensation of the CEO, evaluate the performance of the CEO in light of those goals and objectives, and set the compensation level based on this evaluation;

3. Evaluate and establish the incentive components of CEO compensation and related bonus awards, taking into account the Corporation’s performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies, the services rendered by the CEO and the awards given to the CEO in past years;

4. Approve all increases and decreases in base salaries and bonus targets and all bonus awards for the President and Chief Operating Officer, any individuals directly reporting thereto or to the CEO (other than any such individuals with annual base salaries of less than $200,000), and any other Executive Officers (as defined in the Exchange Act) (each a “Senior Officer”), taking into account management recommendations, performance reviews, the Corporation’s compensation goals and objectives, and other relevant considerations;

5. Approve the material terms of all employment offers for prospective Senior Officers;

6. Approve the material terms of all employment, severance and change-of-control agreements for any Senior Officers;

7. Review and approve any special or supplemental compensation and benefits for the CEO, Senior Officers and persons who formerly served as the CEO and/or as Senior Officers, including supplemental retirement benefits and the perquisites provided to them during and after employment;

8. Have the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of director, CEO or Senior Officer compensation and shall have sole authority to approve the consultant’s fees and the other terms and conditions of the consultant’s retention;

9. Approve all bonus pools for executive and non-executive level employees under the Corporation’s bonus plans;

10. Approve the adoption of all new compensation and equity incentive plans, and approve all amendments and modifications to any of the Corporation’s compensation and equity incentive plans, and any modifications to the Corporation’s benefit plans that will have a material effect on the Corporation’s financial results, subject in each case to any required stockholder approvals;

11. Administer all compensation and equity incentive plans of the Corporation and take such other actions as may be required of, and exercise such authority as may be exercised by, the Board or responsible Board committee pursuant to the Corporation’s compensation and equity incentive plans, including, without limitation, the appointment of any fiduciaries for such plans as are subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA Fiduciaries”);

12. Review the performance of any ERISA Fiduciaries at least annually;

13. Approve all equity-based grants under the Corporation’s equity incentive plans for Senior Officers and any other individuals for whom such approval is required under the relevant plans;

14. Advise the Board with respect to proposed changes in Board compensation and benefits for non-employee directors;

15. Periodically review the Corporation’s executive level organizational structure, hiring practices, and succession planning and approve any material changes to the organization structure;

16. Prepare and deliver any reports relating to any of the foregoing issues required by the Securities and Exchange Commission, including, without limitation, that required to be included in the Corporation’s annual proxy statement; and

17. Delegate authority to members of the Corporation’s management in connection with any of the foregoing as the Committee deems appropriate, provided such delegation is consistent with applicable law, New York Stock Exchange requirements and any applicable compensation or equity incentive plan of the Corporation.

IV.	NOMINATING AND CORPORATE GOVERNANCE RESPONSIBILITIES; DUTIES; AUTHORITY

      To fulfill its purposes relating to corporate governance, the Committee shall:

1. Have sole authority to retain or terminate any search firm to be used to identify director candidates and shall have sole authority to approve the search firm’s fees and other retention terms;

2. Actively seek individuals qualified to become Board members for recommendation to the Board in connection with annual director elections or other Board vacancies;

3. Report annually to the Board with an assessment of the Board’s performance, to be discussed with the full Board following the end of each fiscal year;

4. Prepare corporate governance guidelines, including criteria for serving on the Board, for the Corporation and recommend such guidelines to the Board for approval and thereafter periodically review such guidelines and recommend any desired changes to the Board; and

5. Annually recommend to the Board the membership of the Board’s various committees.

V.	LIMITATION ON RESPONSIBILITY

      This Charter reflects a delegation of authority and responsibility from the Board to the Committee, and does not alter or increase in any way the nature or scope of any fiduciary duties owed by any such member to the Corporation or its stockholders. The indemnification and exculpation provisions of the Corporation’s Certificate of Incorporation and any other agreement that may exist with any member of the Committee shall apply fully to the member’s services on the Committee.

2003
PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

MARTHA STEWART LIVING OMNIMEDIA, INC.

        The undersigned hereby appoints Gregory Blatt, James Follo and Lauren Stanich as proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of Common Stock of Martha Stewart Living Omnimedia, Inc. (the “Company”) held of record by the undersigned on April 11, 2003, standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held on June 3, 2003 or at any adjournment or postponement thereof. Receipt of the Notice of the 2003 Annual Meeting of Stockholders and Proxy Statement is hereby acknowledged.

        This proxy, when properly executed, will be voted in the manner directed by you. IF YOU DO NOT GIVE ANY DIRECTION, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES OF THE BOARD OF DIRECTORS OF THE COMPANY (THE “BOARD”) AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

        In order for your vote to be submitted by proxy, you must (i) properly complete the telephone or Internet voting instructions or (ii) properly complete and return this proxy in order that in either case, your vote is received no later than 5:00 p.m. Eastern Standard Time on June 2, 2003. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

(Continued, and to be marked, dated and signed, on the other side)

- FOLD AND DETACH HERE -

Please mark /X/ your votes as indicated in this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR: The election to the Board of Directors of the 6 nominees named below:	THE BOARD RECOMMENDS - FOR all nominees listed / /	WITHHOLD Authority to vote for all nominees listed / /

01 Arthur C. Martinez
02 Darla D. Moore
03 Sharon L. Patrick
04 Naomi O. Seligman
05 Martha Stewart
06 Jeffrey W. Ubben

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ONE OR MORE INDIVIDUAL NOMINEES, WRITE THE NAME(S) OF SUCH PERSON(S) HERE:

I consent to future access of the Annual Reports, Proxy Statements, Prospectuses and other communications electronically via the Internet. I understand that the Company may no longer distribute printed materials to me for any future shareholder meetings until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company’s transfer agent, Mellon Investor Services, LLC, Ridgefield Park, New Jersey, and that costs normally associated with electronic access, such as usage and telephone charges, will be my responsibility.

IMPORTANT: PLEASE SIGN THIS PROXY CARD EXACTLY AS YOUR NAME OR NAMES APPEARS ELSEWHERE ON THIS CARD. JOINT TENANTS SHOULD EACH SIGN. WHEN SIGNING AS EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN OR OTHER SIMILAR CAPACITY, PLEASE GIVE YOUR FULL TITLE AS SUCH. IF THIS SIGNATURE IS BY A CORPORATION, A DULY AUTHORIZED OFFICER OF THE CORPORATION SHOULD SIGN IN FULL THE CORPORATION'S NAME. IF THE SIGNATURE IS BY A PARTNERSHIP, A PARTNER SHOULD SIGN THE FULL PARTNERSHIP NAME.

Signature	Date

- FOLD AND DETACH HERE -

YOUR VOTE IS VERY IMPORTANT TO US AND TO OUR OTHER SHAREHOLDERS.
YOU MAY CAST YOUR VOTE IN ANY ONE OF THE THREE FOLLOWING WAYS:

VOTE BY TELEPHONE

TOLL-FREE 1-800-840-1208

        Use any touch-tone telephone to cast your vote 24 hours a day, 7 days a week, through 5:00 p.m. Eastern Standard Time on June 2, 2003. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

OR

VOTE BY INTERNET

HTTP://WWW.PROXYVOTING.COM/MSO

        Use the Internet to cast your vote 24 hours a day, 7 days a week, through 5:00 p.m. New York City time on June 2, 2003. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

OR

VOTE BY MAIL

         Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE
NAMED TRUSTEE TO VOTE YOUR SHARES IN THE SAME
MANNERAND TO THE SAME EXTENT AS IF YOU MARKED,
SIGNED AND RETURNED THIS FORM BY MAIL.

IF YOU VOTE BY TELEPHONE OR INTERNET, PLEASE DO NOT MAIL BACK YOUR PROXY CARD.